EXHIBIT 99.2


                     ATWOOD OCEANICS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)


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                                                     Three Months Ended               Nine Months Ended
                                                          June 30,                         June 30,
                                                  ------------------------          ------------------------
                                                    2007             2006              2007           2006
                                                    ----             ----              ----           ----

REVENUES:
Contract drilling                                  $ 98,371        $ 71,865         $ 278,875      $ 194,808
Business interruption proceeds                            -               -             2,558              -
                                                   --------        --------         ---------      ---------
                                                     98,371          71,865           281,433        194,808
                                                   --------        --------         ---------      ---------

COSTS AND EXPENSES:
Contract drilling                                    47,484          32,136           140,211        103,176
Depreciation                                          8,438           6,192            24,782         18,789
General and administrative                            5,949           4,830            17,991         15,428
Gain on sale of equipment                              (157)         (1,075)             (341)       (10,350)
                                                   --------        --------         ---------      ---------
                                                     61,714          42,083           182,643        127,043
                                                   --------        --------         ---------      ---------
OPERATING INCOME                                     36,657          29,782            98,790         67,765
                                                   --------        --------         ---------      ---------

OTHER INCOME (EXPENSE)
Interest expense, net of capitalized interest          (392)         (1,435)           (1,317)        (4,642)
Interest income                                         304             259             1,177            828
                                                   --------        --------         ---------      ---------
                                                        (88)         (1,176)             (140)        (3,814)
                                                   --------        --------         ---------      ---------
INCOME  BEFORE INCOME TAXES                          36,569          28,606            98,650         63,951
PROVISION (BENEFIT) FOR INCOME TAXES                  4,536          (4,185)           13,775          1,008
                                                   --------        --------         ---------      ---------
NET INCOME                                          $32,033         $32,791           $84,875        $62,943
                                                   ========        ========         =========      =========

EARNINGS PER COMMON SHARE:
              Basic                                    1.02            1.06              2.72           2.04
              Diluted                                  1.00            1.04              2.68           2.00
AVERAGE COMMON SHARES OUTSTANDING:
            Basic                                    31,491          31,037            31,233         30,900
            Diluted                                  31,964          31,580            31,718         31,411


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